UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 22, 2016

Western Capital Resources, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 “I” Street, Suite 150, Omaha, NE 68137

(Address of principal executive offices) (Zip Code)

(402) 551-8888

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On April 22, 2016, Western Capital Resources, Inc. entered into a Credit Agreement with Fifth Third Bank, as lender. The Credit Agreement provides the company with (i) a revolving credit facility in an aggregate amount of up to $3,000,000, having a maturity date of April 21, 2018, and (ii) an acquisition loan facility in an aggregate amount of up to $9,000,000, having a maturity date of April 21, 2018. Under the Credit Agreement, both the revolving credit facility and acquisition loan facility bear interest at a floating per annum rate equal to one-month LIBOR plus 3.50%, adjusted on a monthly basis.

Certain company subsidiaries are guarantors of the company’s borrowings and obligations under the Credit Agreement. All borrowings under the Credit Agreement are secured by substantially all assets of the company and the guarantor subsidiaries.

The Credit Agreement requires the company to meet certain financial tests, including a consolidated leverage ratio, as defined in the Credit Agreement, of less than or equal to 2.25 to 1 and a consolidated fixed charge coverage ratio, as defined in the Credit Agreement, of greater than or equal to 1.15 to 1. Subject to certain exceptions, the Credit Agreement contains covenants limiting the company’s ability to (or to permit the guarantor subsidiaries to) merge or consolidate with, or engage in a sale of substantially all assets to, any party, but the company or any guarantor subsidiary generally may nonetheless merge with another party if (i) the company or guarantor subsidiary is the entity surviving such merger, and (ii) immediately after giving effect to such merger, no default shall have occurred and be continuing under the Credit Agreement. Subject to certain exceptions, the Credit Agreement also contains covenants limiting the company’s ability to (or to permit the guarantor subsidiaries to) create liens on assets, incur additional indebtedness, make certain types of investments, and pay dividends or make certain other types of restricted payments, but the company may nonetheless pay dividends to its shareholders if (a) there are no outstanding loans or unpaid interest under the revolving credit facility, and (b) no default shall have occurred and be continuing under the Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Capital Resources, Inc.

Date: April 28, 2016	By:	/s/ John Quandahl
John Quandahl Chief Executive Officer